Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Enters into Definitive Agreement to Acquire Assets of Pathology, Inc.

Burlington, N.C. - December 10, 2015 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that it has entered into a definitive agreement to acquire substantially all of the operating assets of Pathology, Inc., including patient service centers, used to conduct Pathology, Inc.’s medical testing and services business. Pathology, Inc. is a leading full-service independent women's health laboratory, providing expertise in reproductive FDA donor testing as well as anatomic, molecular and digital pathology services.

"Pathology, Inc. is a premier laboratory known for quality, science and innovation in women’s health testing," said David P. King, chairman and chief executive officer of LabCorp.  “It is an excellent fit with LabCorp's existing women’s health service offerings and supports our mission to provide world class diagnostic solutions that improve health and improve lives. In addition to Pathology, Inc.’s strategic fit, the transaction meets LabCorp’s financial criteria of being accretive to earnings in year one and earning our cost of capital by year three.”

The transaction is subject to customary closing conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The transaction is expected to close in the first quarter of 2016. Terms of the agreement were not disclosed. Upon the closing of the transaction, Pathology, Inc. will cease operations.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue pro forma for the acquisition of Covance in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, and the Company’s Form 10-Q for the quarter ended September 30, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.